UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 2, 2019
Date of Report (Date of earliest event reported)

CAI International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33388	94-3109229
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

Steuart Tower, 1 Market Plaza, Suite 900, San Francisco, CA 94105
(Address of principal executive offices, including ZIP Code)

Registrant’s telephone number, including area code: (415) 788-0100

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbols	Name of exchange on which registered
Common Stock, par value $0.0001 per share	CAI	New York Stock Exchange
8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.0001 per share	CAI-PA	New York Stock Exchange
8.50% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.0001 per share	CAI-PB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2019, CAI International, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Camille G. Cutino, the Company’s Vice President, Operations and Human Resources.

Under the terms of the Employment Agreement, among other things, Ms. Cutino will receive an annual base salary of $281,242, subject to annual increase at the discretion of the Company’s CEO and approved by the Company’s Board of Directors (the “Board”).  Ms. Cutino will be eligible for an annual bonus targeted at 40% of her base salary in fiscal year 2019, with future bonus awards determined by the Compensation Committee and the Board in their discretion.  Ms. Cutino is also eligible for annual grants of equity awards under the Company’s equity compensation plan, at the discretion of the Board.  Ms. Cutino will also continue to be eligible to participate in the employee benefit plans and executive compensation programs made available by the Company to its executive officers generally.

In the event Ms. Cutino’s employment is terminated for “Cause” or due to company insolvency, she will be entitled only to any accrued compensation and benefits through the effective date of her termination.  In the event her employment is terminated (i) by us without “Cause,” (ii) due to her death or disability, (iii) for any reason, other than for “Cause”, death or disability, within 24 months following a “Change in Control” or (iv) by her for “Good Reason,” in each case she will be entitled to receive the following severance payments and benefits:

•	any accrued compensation and benefits through the effective date of the termination;

•
a lump sum payment equal to 100% of her then current annual base salary, and, an amount equivalent to one year’s cash bonus (calculated on the basis of the average cash bonus received over a two year reference period), provided that, if her employment is terminated solely in connection with a “Change of Control,” the Company shall pay Ms. Cutino a lump sum amount equal to 200% of her then current annual base salary, and, an amount equivalent to one year’s cash bonus (calculated on the basis of the average cash bonus received over a two year reference period); and

•
COBRA health benefits for whichever of the following periods is shortest: (A) the longer of (i) the remaining term of Ms. Cutino’s employment agreement or (ii) 18 months following the date of termination; or (B) until she is no longer entitled to COBRA continuation coverage under the Company’s group health plans.

The Employment Agreement also contains customary confidentiality, non-solicitation and non-disparagement covenants.  The term of the Employment Agreement continues until October 1, 2022, after which the agreement will automatically renew for an additional 36 months unless either party terminates the agreement at least 90 days prior to the end of the original term.

The foregoing summary of the Employment Agreement does not purport to be complete, and is subject to and is qualified in its entirety by the terms of the Employment Agreement, which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated October 2, 2019, between CAI International, Inc. and Camille G. Cutino.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAI INTERNATIONAL, INC.

Dated: October 7, 2019	By:	/s/ Timothy B. Page
Name: Timothy B. Page
Title: Chief Financial Officer